Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contacts:
Peter Olson
BUSINESS OBJECTS
408/953-6320
peter.olson@businessobjects.com

Erin McCabe
EASTWICK COMMUNICATIONS
650/480-4016
erin@eastwick.com

BUSINESS OBJECTS APPOINTS CARL PASCARELLA TO
BOARD OF DIRECTORS

President and CEO of Visa U.S.A. Brings Extensive Experience Growing and Managing
World-Class Organizations to Business Objects Board of Directors

SAN JOSE, Calif. and PARIS – March 14, 2005 - Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced the appointment of Carl Pascarella to the Business Objects Board of Directors. Pascarella, president and CEO of Visa U.S.A., joins eight other board members and the Business Objects senior management team in overseeing the company’s product, business, and operational strategies for extending its number one position in the business intelligence market. Pascarella will play a key role in helping shape the future of Business Objects as it reaches beyond the $1 billion revenue level.

Pascarella was named president and CEO of Visa U.S.A. in August, 1993. Prior to assuming his current position, he was president of Visa International’s Asia-Pacific Region and director of the Asia-Pacific Regional Board for 11 years. Under Pascarella’s leadership, the Visa brand grew in Asia from fourth position to become the market leader. Prior to joining Visa International, Pascarella was vice president of the International Division at Crocker National Bank, and vice president of Metropolitan Banking at Bankers Trust Company. Pascarella’s experience also included over five years of commercial and corporate banking, credit review and policy, and serving as the head of the California International Banking and Trade Finance Organization for Crocker National Bank.

“As Business Objects continues to expand and strengthen its leadership position in the business intelligence market, we want to mirror this strength in the quality and experience level of our board of directors,” said Bernard Liautaud, president and chief executive officer of Business Objects. “We have focused on building a great board of directors that bring new, diverse viewpoints and experiences to the company. Carl’s financial services background and strong management experience will be an excellent complement to the talents of the current board members.

We look forward to his contributions and guidance as Business Objects grows as a leading software company in the years to come.”

“As a top executive at a large multinational corporation, I know first hand the importance of having the best information at my fingertips to make critical business decisions,” said Carl Pascarella. “Business Objects plays an important role in helping its customers optimize their performance by using information as a competitive advantage. I look forward to leveraging my extensive background to help Business Objects define its future role in the ever-changing business intelligence industry and overall software market. “

Pascarella received a Masters of Science (MS) in Management from the Stanford Sloan Program at the Graduate School of Business at Stanford University. He received his undergraduate degree from the University of Buffalo.

About Business Objects

Business Objects is the world’s leading business intelligence (BI) software company. With more than 30,000 customers worldwide, including over 80 percent of the Fortune 500, Business Objects helps organizations gain better insight into their business, improve decision making, and optimize enterprise performance. The company’s business intelligence platform, BusinessObjects™ XI, offers the BI industry’s most advanced and complete platform for reporting, query and analysis, performance management, and data integration. BusinessObjects XI includes Crystal Reports®, the industry standard for enterprise reporting. Business Objects has also built the industry’s strongest and most diverse partner community, with more than 3,000 partners worldwide. In addition, the company offers consulting and education services to help customers effectively deploy their business intelligence projects.

Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.

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This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected financial performance Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the company’s ability to attract and retain customer support for new and existing products, to generate new sources of revenues and strengthen its leadership position in the business intelligence market. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

Business Objects, the Business Objects logo, BusinessObjects, WebIntelligence, Crystal Reports, Crystal Enterprise, Crystal Analysis, RapidMarts, and BusinessQuery are trademarks or registered trademarks of Business Objects S.A. or its affiliated companies in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.